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                                                                       Exhibit 5



                                November 3, 2004

The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio  45202

Gentlemen:

         We have acted as counsel to The E. W. Scripps Company, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed on the date hereof by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, with respect to the reservation of 600,000 Class A Common Shares, $.01 par value (the "Class A Common Shares"), for issuance under the Company's Employee Stock Purchase Plan (the "Plan").

         In connection with the foregoing, we have examined the Plan and such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

         Based on such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio.

         2. The Class A Common Shares available for issuance under the Plan, when issued pursuant to the Plan, will have been legally issued and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5 to the Registration Statement.

                                    Yours very truly,


                                    Baker & Hostetler LLP